Exhibit 99.1

[AVATECH LOGO OMITTED]	Avatech Solutions, Inc. - Corporate Headquarters
10715 Red Run Blvd, Ste 101
Owings Mills, MD 21117

phone: 410-902-6900
fax: 410-902-8324
www.avatechsolutions.com

FOR IMMEDIATE RELEASE

Avatech Solutions Finalizes Acquisition of Sterling Systems

Acquisition Extends Market Reach, Boosts Revenues & Net Income

BALTIMORE, MARYLAND – May 31, 2006 – Avatech Solutions, Inc. (OTCBB: AVSO.OB), the U.S. leader in design automation solutions, announced today it has completed the acquisition of Sterling Systems and Consulting.

Sterling Systems and Consulting is one of the largest providers of Autodesk design technology solutions and consulting services in the Midwest and is one of the largest civil engineering solution providers worldwide. Sterling has offices in Detroit, Indianapolis, Chicago, and Cleveland providing Avatech with four new locations in the upper Midwest, bringing the total number of Avatech offices to twenty across the nation.

“The addition of Sterling Systems extends our ability to serve clients in some of the larger markets in the upper Midwest,” said Scotty Walsh, Avatech’s CEO. “This acquisition fits with our current growth strategy and we welcome the 36 seasoned professionals from Sterling to our team.”

With extensive industry experience leading the company for over 15 years, Sterling founder Bruce White, will become Avatech Solutions’ Infrastructure Solutions Group Vice President.

“This move shows our continued commitment to building a comprehensive, nationwide design automation and technology services company dedicated to helping our customers achieve competitive advantage.” said Walsh. “From a financial point of view, this acquisition will add approximately $11 million in revenues and be immediately accretive to earnings.”

This transaction was financed with a loan from Mercantile – Safe Deposit and Trust Company.

About Avatech Solutions

Avatech Solutions, Inc. (OTCBB: AVSO.OB) is the recognized leader in design and engineering technology with unparalleled expertise in design automation, data management and process optimization for the manufacturing, engineering, building design and facilities management markets. Headquartered in Owings Mills, Maryland, the company specializes in consulting, software systems integration and implementation, standards development and deployment, education, and technical support. Avatech is one of the largest integrators of Autodesk software worldwide and a leading provider of PLM solutions. The company’s clients include industry leaders from Fortune 500 and Engineering News Record’s Top 100 companies.

Visit www.avatech.com for more information.

About Sterling Systems

Founded in 1990, Sterling Systems & Consulting, Inc. is a leading provider for CAD and design technologies in the United States. Sterling Systems is known for delivering complete technology solutions including training, implementation, customization as well as software and hardware solutions. The company is headquartered in Madison Heights, MI with several regional offices.

Visit http://www.sterling-systems.com for more information.

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions, and strategies of Avatech Solutions, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. A description of risks and uncertainties attendant to Avatech and its industry, and other factors that could affect the Company’s financial results, are included in its Securities and Exchange Commission filings, including, but not limited to, the annual report on Form 10-K for the fiscal year ending June 30, 2005 and other Securities and Exchange Commission filings. Investors and shareholders may obtain a free copy of the documents filed by Avatech Solutions, Inc. with the Commission at the Commission’s web site at www.sec.gov.

All brand names, product names, or trademarks belong to their respective holders.

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Media Contacts:

Jean Schaeffer	Cyrus Mavalwala
Avatech Solutions, Inc.	Cross Border Communications
Phone +1 (410) 581-8080	Phone +1(416) 226-6551
Fax +1 (410) 753-1591
jean.schaeffer@avatech.com	cyrus@crossborderpr.com